Exhibit 99.2

Cytta’s Remote Monitoring Technology and New Billing Codes creates opportunity for Patients and Physicians

Las Vegas, NV. May 27th, 2015 -- Cytta Corp. (OTCQB:CYCA)  Cytta is pleased to announce that Cytta’s “Doctor Direct“ remote patient monitoring system, combined with the new billing/CPT codes for the service, has created the opportunity for real-time patient monitoring and a significant revenue stream to the Physician for providing better quality care.

Utilizing the Doctor Direct sales model Cytta is licensing participating progressive medical practices to incorporate its remote monitoring technology into their continuum of care. With the rapidly growing numbers of very busy medical practitioners looking to expand their practices and revenue streams, while providing  improved access and services, this system provides a valuable tool for 24/7 patient care, increased revenue and cost savings.

On January 1st, 2015, the Centers for Medicaid and Medicare (CMS) began reimbursement for a number of telehealth services that the Agency hasn't covered before. This means that physicians now get paid for using Cytta’s remote monitoring system to remotely monitoring their patients’ health!

The Doctor Direct program system saves busy practitioners time, generates revenue and opens up whole new avenues of care possible in the areas of weight control, diabetes, hypertension and cardio-pulmonary diseases.  The scope of what this system makes possible, and what this connectivity will ultimately make possible, is just now emerging.   It is easily recognizable that the future of remote medical monitoring will be shaped by the Cytta Connect technology

CMS now includes a provision that would cover remote chronic care management using a new current procedural terminology (“CPT”) code, 99490 (with a monthly unadjusted, non-facility fee of $42.60).  This new CPT code can be bundled with the existing CPT code 99091 for collecting and reviewing patient data, which does not require the beneficiary to be present and pays an average monthly fee of $56.92 to the physician.  The final rule also includes a provision that would cover remote-patient monitoring of chronic conditions using existing CPT code 99091 (with a monthly unadjusted, non-facility fee of $56.92).

The Doctor Direct process has been carefully refined by our expert in house medical advisors, who have defined a sales program that will allow partnering with each and every medical practice.  The Doctor Direct program creates a new revenue stream for both Cytta Corp. and our Doctor Direct partners, who will be utilizing Cytta’s direct marketing model to provide extraordinary care to their patients.

Cytta is the first Company to combine end to end, all the necessary elements that allow our partnering doctor’s to get accurate vital medical data (blood pressure, pulse, weight, O-2 saturation, blood sugar etc.) necessary to make diagnostic medical decisions remotely.  The patient’s data is collected with accurate, professional, double FDA approved monitors, then wirelessly sent to the physician over an encrypted, secure, HIPPA compliant, special purpose medical cell phone network.  The information is stored in a cloud server (also compliant with all federal patient privacy regulations). It is immediately made available to all the care givers (doctors, nurses, hospitals, clinics) as well as, all important caretakers, including the patient, their family and loved ones.

Cytta Connect’s technology will support the Doctor Direct providers in advancing clinical care to help establish high-quality, low-cost care pathways. Cytta Connect will also allow the Doctor Direct providers to extend the reach of their workforce. Cytta Connect technology and services will play a vital supporting role as Primary Care Physicians manage larger clinical teams and patient panels to help improve overall population health.

The Doctor Direct sales process will allow Cytta Connect to streamline and expand our sales and distribution utilizing each and every medical practice as a business hub with their client base as our customers!

Cytta is also extremely pleased to announce that the legal matters resulting from the attempted merger has been resolved completely in Cytta and its management’s favor.  The resolution means Cytta management is now free to concentrate upon advancing the Company’s business with the help and assistance and of the non-offending previous complainants and their clients.

About Cytta Corp.

Cytta Corp. is an open source remote monitoring connectivity system and is known for its Cytta Connect open source WiFi, cellular and satellite smartphone platform, a highly scalable and secure telehealth solution. In addition, Cytta offers specific care solutions such as it’s Doctor Direct program and the Hospital CARES re-admission program.  Cytta’s remote data capture highway, which connects monitoring devices seamlessly to a cloud-based data repository, is fully operational and available to selected healthcare segments. Our remote data capture system works over Cytta’s Special Purpose Network utilizing 4G LTE AT&T domestic and international SIMS, a proprietary smartphone based, Mobile, Satellite, and WiFi open source platform, and cloud-based data repository. The Cytta Connect technology automatically connects all remote monitoring devices to Cytta's cloud-based data repository creating real time communication for the Healthcare & Telehealth and is available for use in other industries.

Safe Harbor Statement/ Forward-Looking Statements

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks. Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will", and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward looking statements, whether as a result of future events, new information, or otherwise.

CONTACT INFORMATION

Mr. Gary Campbell CEO, Director

Direct (702) 900 7022

Office  (702) 307 1680

Mr. Erik Stephansen, President, Director

Direct (650) 434 2276

Email: info@Cytta.com

Website: www.Cytta.com

Investor Relations Contact:

Complete Advisory Partners

Office: (586) 228-2290

Facsimile: (586) 228-6920

Cell: (586) 801-9002